Exhibit 99(b)



                      FORM 11-K


                    UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


(Mark One)

[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934


For the year ended       December 31, 2001
                   -------------------------------------

                          OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    -----------

Commission file number       33-50283
                       ---------------------------------




           LONG-TERM STOCK SAVINGS PLAN OF
              PHILLIPS PETROLEUM COMPANY
               (Full title of the Plan)




              PHILLIPS PETROLEUM COMPANY
            (Name of issuer of securities)




        Bartlesville, Oklahoma                  74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Long-Term Stock Savings Plan of
Phillips Petroleum Company, filed as part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1  Consent of Ernst & Young LLP.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Long-Term Stock Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LONG-TERM STOCK SAVINGS PLAN
                                 OF PHILLIPS PETROLEUM COMPANY


                                     /s/ Rand C. Berney
                                 -----------------------------
                                         Rand C. Berney
                                             Member
                                    Long-Term Stock Savings
                                         Plan Committee

June 19, 2002

-----------------------------------------------------------------
Index To Financial Statements        Long-Term Stock Savings Plan
And Schedules                       Of Phillips Petroleum Company


                                                             Page

Report of Independent Auditors .............................    3


Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 2001 and 2000 ..........................    4

  Statement of Changes in Net Assets Available for
    Benefits for the Year Ended December 31, 2001 ..........    5

  Notes to Financial Statements ............................    6


Supplemental Schedules

  Schedule of Assets (Held at End of Year) as of
    December 31, 2001, Schedule H, Line 4i .................   11

  Schedule of Reportable Transactions for the Year Ended
    December 31, 2001, Schedule H, Line 4j .................   12

  Schedule of Nonexempt Transactions for the Year Ended
    December 31, 2001, Schedule G, Part III ................   13

-----------------------------------------------------------------
Report Of Independent Auditors


The Long-Term Stock Savings Plan Committee
Long-Term Stock Savings Plan of Phillips Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Long-Term Stock Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in its net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2001, reportable transactions for the year then ended, and nonexempt transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                     Ernst & Young LLP

                                     ERNST & YOUNG LLP
Tulsa Oklahoma
June 19, 2002

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-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 2001          2000
                                         ------------------------

Assets
Investments
  Common stock                           $1,396,473     1,444,783
  Money market fund                           1,095           588
-----------------------------------------------------------------
                                          1,397,568     1,445,371
Company Contributions Receivable
  Before-tax deposits                           195            29
Interest Receivable                               4            13
-----------------------------------------------------------------
Total Assets                              1,397,767     1,445,413
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                321,850       348,850
Interest Payable                                570         1,858
Administrative Expenses Payable                  45           110
-----------------------------------------------------------------
Total Liabilities                           322,465       350,818
-----------------------------------------------------------------

Net Assets Available for Benefits        $1,075,302     1,094,595
=================================================================
See Notes to Financial Statements.

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-----------------------------------------------------------------
Statement Of Changes In Net          Long-Term Stock Savings Plan
Assets Available For Benefits       Of Phillips Petroleum Company


                                                        Thousands
                                                       of Dollars
Year Ended December 31, 2001                           ----------

Additions
Company Contributions
  Funds for debt service                               $   16,743
  Basic allocation requirements                            17,100
  Before-tax deposits                                       5,278
-----------------------------------------------------------------
                                                           39,121
-----------------------------------------------------------------
Investment Income
  Dividends                                                33,164
  Interest                                                     89
  Net appreciation in fair value
    of common stock                                        79,095
-----------------------------------------------------------------
                                                          112,348
-----------------------------------------------------------------
Total                                                     151,469
-----------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries                                  153,912
Interest Expense                                           16,815
Administrative Expense                                         35
-----------------------------------------------------------------
Total                                                     170,762
-----------------------------------------------------------------

Net Change                                                (19,293)

Net Assets Available for Benefits
Beginning of Year                                       1,094,595
-----------------------------------------------------------------

End of Year                                            $1,075,302
=================================================================
See Notes to Financial Statements.

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-----------------------------------------------------------------
Notes To Financial Statements        Long-Term Stock Savings Plan
                                    Of Phillips Petroleum Company

Note 1--Plan Description

The following description of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document.

The Plan became effective July 1, 1988, and is a defined contribution stock bonus plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the U.S. direct dollar payroll of the Company is eligible to participate, except non-managerial retail marketing outlet employees and certain other employee classifications, including persons who were employees of Tosco Corporation prior to its acquisition by Phillips Petroleum Company.

Vanguard Fiduciary Trust Company is the Plan Trustee. Plan investments are held by the Trustee in the Temporary Fund (prior to May 1, 2001), Fund K (also known as the Employee Stock Fund), Fund L (also known as the Employer Stock Fund) and Fund EP (also known as the EP Stock Fund). Temporary Fund investments consist of specified short-term securities in the Vanguard Prime Money Market Fund. Funds K, L and EP are invested primarily in the common stock of Phillips Petroleum Company (Phillips Stock).

Fund L consists of Phillips Stock, purchased with the proceeds of the loans described in Note 3 (Leveraged Shares), with certain Company contributions, or with certain dividends received from the Company; or Phillips stock contributed by the Company. The Leveraged Shares are allocated to Fund L or Fund EP accounts of eligible participants in one of three types of stock allocations: semiannual basic allocations, dividend replacement allocations and supplemental allocations. A basic allocation of 477,876 shares was made as of June 30 and December 31 in 2001. The number of shares to be allocated on June 30, 2002, will be 4,255 shares for each 100 employees eligible to make deposits as of January 1, 2002. Beginning December 31, 2002, through 2005, the number of shares to be allocated semiannually on each allocation date will be 4,255 shares for each 100 employees eligible to make deposits as of the preceding allocation date. After 2005 and through the allocation date following the date the second loan is repaid, the number of shares to be allocated semiannually on each basic allocation date will be 3,877 shares for each 100 eligible employees. In late 1995, the Company extended the terms of the second loan to the year 2015. Without the extension, allocations of stock to employees would have been completed in 2005 or before. The extension requires additional shares of Phillips Stock to be delivered to the Plan. The Plan is eligible to receive shares from the Company's Compensation and Benefits Trust (CBT). In 2001, the Company utilized the CBT to contribute 300,000 shares of Phillips Stock to the Plan. The fair value of the shares was $17.1 million.

A participant's semiannual basic allocation is based on the ratio of the participant's Fund K deposits to all eligible participants' deposits for the allocation period. If the Company does not elect to make a special contribution and if eligible dividends from participants' Fund L or Fund EP accounts are used to make loan payments, participants will receive a dividend replacement allocation. The Plan used $15.6 million in dividends on allocated shares to make loan payments and allocated
268,876 shares in dividend replacement allocations to participants' Fund L and Fund EP accounts in 2001. A supplemental allocation is made each year end if all shares released for allocation, based on loan payment provisions, have not been allocated. A supplemental allocation of 7,254 shares was required in 2001 to allocate excess shares released in a loan prepayment.

The Company makes contributions to the Plan which, when aggregated with certain Plan dividends from Fund L, certain dividends from Fund EP and certain interest earnings from Fund L, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its loans. The Company may also elect to make contributions to the Plan, as an alternative to utilizing the dividends from shares in Fund EP or from shares in Fund L. Finally, the Company may make contributions to the Plan in the amount necessary to bring the number of shares of stock released for allocation up to the level required to complete the basic allocation by contributing cash or by contributing Phillips Stock.

Eligible employees may elect to have their salaries reduced and before-tax deposits made by the Company on their behalf equal to 1 percent of pay. Prior to May 1, 2001, these deposits were first placed into the Temporary Fund and remained there until the valuation date on or about the 20th day of the following month when they were transferred into the employee's Fund K account. Interest earned on deposits while in the Temporary Fund was credited monthly to each participant who still maintained an account in the Plan and who made deposits during the month. Effective May 1, 2001, the Temporary Fund was eliminated, and the deposits began being credited directly to employees' Fund K accounts as soon as practicable, generally the night of each payday. The interest of participants in each fund is represented by units allocated to them.

Assets of the Employee Stock Ownership Plan of Phillips Petroleum
Company (ESOP) and the Payroll Stock Ownership Plan of Phillips
Petroleum Company (PAYSOP), which were merged into the Plan on July 1, 1988, are held in Fund EP.

Participants are always vested in their deposits and amounts credited to their accounts. Total withdrawals from Funds K, L and EP may be made upon the occurrence of specified events, including the attainment of age 59 1/2 (after December 31, 1998, for Funds EP and L) or severance of employment. Partial withdrawals are permitted in cases of specified financial hardship and certain other cases, including special partial withdrawal provisions for participants age 55 and over. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution generally will be deferred to a date not later than the first valuation date in October of the year age 69 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date in October in the year in which the participant would have attained age 69. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years. A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan.

The Plan is administered by the Long-Term Stock Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips Petroleum Company (Phillips). Members of the Committee serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. Administrative expenses of the Plan are paid by the Trustee from assets of the Plan to the extent allowable by law, unless paid by the Company. In 2001, reimbursement of administrative expenses for plan years 1999 and 2000 was paid to Phillips from Fund EP totaling $99,000. Plan administrative expenses of approximately $120,000 were paid by Phillips to the Trustee in 2001.


Note 2--Significant Accounting Policies

Basis of Presentation
The Plan's financial statements are presented on the accrual basis of accounting.

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Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates.


Note 3--Securities Acquisition Loans

The Plan borrowed $250 million (Loan 1) and $400 million (Loan 2) in 1988 and 1990, respectively, and purchased 14,336,918 and 14,159,292 shares of common stock from Phillips, respectively. The shares are held in a Fund L suspense account until allocated to eligible participants based on the provisions of the Plan. At December 31, 2001 and 2000, the market value of unallocated shares was $505 million and $530 million, respectively. These were also the amounts of total assets that were not allocated to participants at December 31, 2001 and 2000.

Loan 1
Loan 1 was fully repaid in June 1998 and all leveraged shares associated with Loan 1 have been allocated to participant accounts.

Loan 2
Loan 2 was amended late in 1995 to extend its term from 15 to 25 years, requiring repayment in annual installments beginning in 2005, through the year 2015. Due to loan prepayments, the first required payment is currently scheduled to be in 2007.

Any participating bank in the syndicate of lenders may cease to participate on December 5, 2004, by giving not less than 180 days prior notice to the Plan and Phillips. Also, each bank participating in the loan has the optional right, if the current directors of Phillips or their approved successors cease to be a majority of the Board of Directors, and upon not less than 90 days notice, to cease to participate in the loan. Under the above conditions, such banks' rights and obligations under the loan agreement must be purchased by Phillips if not transferred to another bank of Phillips' choice.

The outstanding balance of Loan 2 at December 31, 2001, was $322 million. Loan 2 prepayments totaled $27 million in 2001. Loan 2 provides for variable interest rates. The rates were
2.36 percent and 7.10 percent at December 31, 2001 and 2000, respectively.

Loan 2 is guaranteed by Phillips. It is being repaid through contributions made by the Company, dividends on certain allocated and unallocated shares, and earnings on the short-term investment of dividends. Loan 2's carrying amount approximates fair value.


Note 4--Investments

Phillips Stock is valued at fair value, using the New York Stock
Exchange closing quoted market price. Money market funds are valued at cost, which approximates fair market value.


Note 5--Tax Status

The Internal Revenue Service (IRS) determined on January 16, 1996, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 6--Party-In-Interest Transactions

The majority of the Plan's assets are invested in Phillips stock. As Phillips is the Plan's sponsor, these transactions qualify as party-in-interest transactions. In addition, certain investments of the Plan are in shares of a mutual fund managed by Vanguard. As Vanguard is the Plan's trustee, these transactions also qualify as party-in-interest transactions.


Note 7--Subsequent Events

Effective January 1, 2002, employees of Tosco Corporation, which was acquired by Phillips in September 2001, became eligible for participation in the Plan.

On March 12, 2002, stockholders of Phillips and Conoco Inc. approved a merger of the two companies to form ConocoPhillips. The merger is conditioned upon, among other things, customary regulatory clearances and is expected to close in the second half of 2002. Under the terms of the merger agreement, each outstanding Phillips share, including all those held by the Long-Term Stock Savings Plan, will automatically be converted into a share of the new ConocoPhillips common stock.

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--------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)   Long-Term Stock Savings Plan Of
Schedule H, Line 4i                             Phillips Petroleum Company
                                                  EIN 73-0400345, Plan 022



At December 31, 2001

                                (c)                  Thousands of Dollars
    (a)(b)          Description of investment       ----------------------
Identity of issue,  including maturity date,            (d)          (e)
borrower, lessor    rate of interest, collateral,   Historical     Current
or similar party    par or maturity value                 Cost       Value
------------------  -----------------------------   ----------   ---------

Phillips Petroleum  23,174,127 shares of common
  Company*            stock, $1.25 par value          $637,340   1,396,473

Vanguard Fiduciary  1,094,654 units of
  Trust Company*      participation in the
                      Vanguard Prime Money Market
                      Fund, $1.00 par value              1,095       1,095
--------------------------------------------------------------------------
                                                      $638,435   1,397,568
==========================================================================
*Party-in-interest

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-----------------------------------------------------------------
Schedule of Reportable Transactions       Long-Term Stock Savings
Schedule H, Line 4j                              Plan of Phillips
Series of Transactions in Excess                Petroleum Company
  of 5 Percent of Net Assets             EIN 73-0400345, Plan 022
  (Category iii)

Year Ended December 31, 2001


                                   Thousands of Dollars
                        -----------------------------------------
(a, b) Identity of
party involved and      (c) Value of    (d) Value    (i) Net gain
description of asset       purchases*    of sales*       or (loss)
--------------------    ------------    ---------    ------------

Vanguard Fiduciary
  Trust Company,**
  Vanguard Prime
  Money Market Fund          $61,267       60,760               -
-----------------------------------------------------------------
 *This is also the cost of purchases and current value of sales at time of transaction.
**Party-in-interest


Columns (e) and (f) are not applicable.

There were no category (i), (ii) and (iv) reportable transactions.

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------------------------------------------------------------------
Schedule of Nonexempt Transactions         Long-Term Stock Savings
Schedule G, Part III                              Plan of Phillips
                                                 Petroleum Company
                                          EIN 73-0400345, Plan 022


Year Ended December 31, 2001

                                                     (c)
                                               Description of
                             (b)           transactions, including
        (a)         Relationship to plan,  maturity date, rate of
    Identity of       employer or other     interest, collateral,
  party involved      party-in-interest     par or maturity value
------------------  ---------------------  -----------------------

Phillips Petroleum  Employer/Plan Sponsor  On a limited number of
  Company dates in 1997 and 2001, there was a delay in the transfer of employee deposits to Vanguard, totaling $208,476. The related earnings of
                                           $8,798 were deposited
                                           into the Plan in July
                                           2001.


Columns (d) through (j) are not applicable.

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                                                      Exhibit 1




                CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50283) pertaining to the Long-Term Stock Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 19, 2002, with respect to the financial statements and schedules of the Long-Term Stock Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 2001.


                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002


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